Exhibit 99.1

Ideal Power Reports First Quarter 2025 Financial Results

AUSTIN, TX – May 15, 2025 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), developer and innovative provider of the highly efficient and broadly patented B-TRAN® bidirectional semiconductor power switch, reports results for its first quarter ended March 31, 2025.

“We had a strong start to the year as we completed SSCB prototypes related to our first design win three months ahead of schedule. We expect industrial markets, particularly the SSCB market, to be the earliest source of our initial sales ramp starting in the second half of this year. In addition, based on positive feedback from Stellantis, we expect to not only continue advancing the drivetrain inverter program but also add a new high priority program for EV contactors,” stated Dan Brdar, President and Chief Executive Officer of Ideal Power. “I am excited to announce today that we secured an order from a third Forbes Global 500 power management market leader interested in B-TRAN® for circuit protection for power distribution systems with a focus on DC microgrids for solar and wind.”

Brdar continued, “We expect minimal impact from recently enacted tariffs, although the situation remains dynamic with rapidly changing tariffs and trade policies. Power semiconductors are exempt from most tariffs currently in effect, including those applicable to the countries where we fabricate B-TRAN® wafers.”

Key First Quarter and Recent Operational Highlights

Execution to our B-TRAN® commercial roadmap continues, including:

●

Completed solid-state circuit breaker (SSCB) prototypes related to our first design win three months ahead of schedule. The customer completed their initial prototype testing and we continue to collaborate with this customer on their first B-TRAN®-enabled SSCB product.

●

Potential new EV contactor program with Stellantis is advancing through their internal approval process. This would be our second program with Stellantis in addition to the drivetrain inverter program.

●

Secured order from Forbes Global 500 leader in diverse power management markets. The customer purchased a SSCB evaluation board inclusive of discrete B-TRAN® devices. We are now engaged with three Forbes Global 500 power management market leaders.

●

Sekorm Advanced Technology (Shenzhen) Co., Ltd., a demand-creation distributor of Ideal Power, secured an order for discrete B-TRAN® devices, SymCool® power modules and SSCB evaluation boards from a new customer for SSCB applications.

●	Shipped SSCB evaluation boards and discrete B-TRAN® devices to several potential design win customers.

●

Secured sales representative partnership with Queensland Semiconductor Technologies (aka Quest Semi) which expands our reach into key markets in Europe and Asia. Ideal Power’s products will be a complementary offering for Quest Semi to sell into their existing and prospective customer base along with their own product portfolio.

●

B-TRAN® Patent Estate: Currently at 94 issued B-TRAN® patents with 45 of those issued outside of the United States and 70 pending B-TRAN® patents. Current geographic coverage includes North America, China, Taiwan, Japan, South Korea, India, and Europe.

First Quarter 2025 Financial Results

●	Cash used in operating and investing activities in the first quarter of 2025 was $2.1 million compared to $2.0 million in the first quarter of 2024.

●	Cash and cash equivalents totaled $13.7 million at March 31, 2025.

●	No long-term debt was outstanding at March 31, 2025.

●	Commercial revenue was $12,003 in the first quarter of 2025 compared to $78,739 in the first quarter of 2024.

●	Operating expenses in the first quarter of 2025 were $2.8 million compared to $2.5 million in the first quarter of 2024 driven primarily by higher research and development spending.

●	Net loss in the first quarter of 2025 was $2.7 million compared to $2.5 million in the first quarter of 2024.

2025 Milestones

For 2025, the Company has set the following milestones:

●	Secure next phase of development program with Stellantis

✔	Completed deliverables in 1H 2025 related to first design win

●	Capture additional design wins / custom development agreements

●	Start initial sales ramp in second half of year

●	Increase power rating of products

●	Complete third-party automotive qualification testing

Conference Call and Webcast: First Quarter 2025

The Company will hold a conference call on Thursday, May 15, 2025 at 10:00 AM Eastern Time to discuss its results and host a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 845513. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on May 29, 2025 by dialing 877-481-4010 using passcode 52431.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is the developer and innovative provider of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN®) semiconductor technology. B-TRAN® is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN® can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding our expectation that industrial markets, particularly the SSCB market, will be the earliest source of our initial sales ramp, that our sales ramp will start in the second half of this year, our expectation that we will not only continue advancing the drivetrain inverter program with Stellantis but also add a new high priority program for EV contactors with them, and our expectation that recently enacted tariffs will have a minimal impact on us. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN® technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN® technology, the rate and degree of market acceptance for our B-TRAN®, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN®, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.

Balance Sheets

(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$13,696,852	$15,842,850
Accounts receivable, net	8,535	692
Inventory	89,337	96,406
Prepayments and other current assets	313,034	356,658
Total current assets	14,107,758	16,296,606

Property and equipment, net	389,579	415,232
Intangible assets, net	2,615,852	2,611,998
Right of use asset	462,621	483,497
Other assets	18,570	19,351
Total assets	$17,594,380	$19,826,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$155,707	$104,117
Accrued expenses	455,219	374,012
Current portion of lease liability	85,270	82,681
Total current liabilities	696,196	560,810

Long-term lease liability	381,128	403,335
Other long-term liabilities	989,667	1,007,375
Total liabilities	2,066,991	1,971,520

Stockholders’ equity:
Common stock	8,349	8,337
Additional paid-in capital	125,702,537	125,327,300
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(110,170,287)	(107,467,263)
Total stockholders’ equity	15,527,389	17,855,164
Total liabilities and stockholders’ equity	$17,594,380	$19,826,684

IDEAL POWER INC.

Statements of Operations

(unaudited)

	Quarter Ended March 31,
	2025	2024

Commercial revenue	$12,003	$78,739
Cost of commercial revenue	30,862	68,498
Gross profit (loss)	(18,859)	10,241

Operating expenses:
Research and development	1,567,992	1,366,893
General and administrative	899,821	853,688
Sales and marketing	338,160	316,611
Total operating expenses	2,805,973	2,537,192

Loss from operations	(2,824,832)	(2,526,951)

Interest income, net	121,808	57,325

Net loss	$(2,703,024)	$(2,469,626)

Net loss per share – basic and fully diluted	$(0.30)	$(0.39)

Weighted average number of shares outstanding – basic and fully diluted	9,101,851	6,319,939

IDEAL POWER INC.

Statements of Cash Flows

(unaudited)

	Quarter Ended March 31,
	2025	2024
Cash flows from operating activities:
Net Loss	$(2,703,024)	(2,469,626)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	90,476	81,121
Amortization of right of use asset	20,876	16,157
Write-off of property and equipment	1,201	10,217
Stock-based compensation	384,595	381,019
Decrease (increase) in operating assets:
Accounts receivable	(7,843)	(70,000)
Inventory	7,069	(27,912)
Prepaid expenses and other current assets	44,405	211,438
Increase (decrease) in operating liabilities:
Accounts payable	51,590	(23,086)
Accrued expenses and other liabilities	63,499	32,357
Lease liability	(19,618)	(16,980)
Net cash used in operating activities	(2,066,774)	(1,875,295)

Cash flows from investing activities:
Purchase of property and equipment	(11,324)	(29,611)
Acquisition of intangible assets	(58,554)	(73,939)
Net cash used in investing activities	(69,878)	(103,550)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	-	13,652,663
Exercise of options	-	86,757
Payment of taxes related to restricted stock unit vesting	(9,346)	-
Net cash provided by (used in) financing activities	(9,346)	13,739,420

Net Increase (decrease) in cash and cash equivalents	(2,145,998)	11,760,575
Cash and cash equivalents at beginning of period	15,842,850	8,474,835
Cash and cash equivalents at end of the period	$13,696,852	$20,235,410